Exhibit 6.12

Agreement to Modify Convertible Promissory Note

This Agreement to Modify Convertible Promissory Note (this “Agreement”), dated December __, 2018 (the “Effective Date”), is entered into by and between Pro-Dex, Inc., a Colorado corporation (“Pro-Dex”), and Monogram Orthopaedics Inc., a Delaware corporation (“Monogram,” and together with Pro-Dex, the “Parties”).

A.           Monogram is the maker of that certain Secured Convertible Promissory Note, dated April 19, 2017, in favor of Pro-Dex (the “Convertible Note”).

B.           The Parties by this Agreement desire to make certain amendments to the Convertible Note and to set forth additional agreements between the Parties, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Amendments to Convertible Note. The Parties hereby amend the Convertible Note as follows:

(a)          Amendment to Maturity Date: The definition of “Maturity Date” is hereby amended to October 19, 2019.

(b)          Amendment to Interest Rate: The interest rate is hereby amended from four percent (4%) to six percent (6%) retroactive to April 19, 2017.

(c)          Amendment to Section 6(a)(vi). Section 6(a)(vi) of the Convertible Note is hereby amended and restated in its entirety as follows:

“(vi)        incur any indebtedness in excess of $20,000 in the aggregate other than (A) indebtedness pursuant to this Note, (B) indebtedness pursuant to the Company’s other convertible promissory notes outstanding as of November 30, 2018 in an aggregate principal amount of $352,000 (“Permitted Existing Subordinated Convertible Debt”), (C) up to $1,000,000 in the aggregate of additional convertible debt (“Permitted Additional Subordinated Convertible Debt”), and (D) up to $48,000 of deferred expenses that the Company and payee thereof agree to be converted into convertible debt (“Permitted Deferred Expense Subordinated Convertible Debt”); provided, however, that (x) the Permitted Existing Subordinated Convertible Debt, the Permitted Additional Subordinated Convertible Debt and the Permitted Deferred Expense Subordinated Convertible Debt must all (1) have terms and rights (including, but not limited to, date of maturity, interest rate and terms of conversion) that are not superior to the rights of the Lender under this Note after giving effect to this Agreement and (2) expressly be subordinate to this Note, and (y) the Permitted Additional Subordinated Convertible Debt and the Permitted Deferred Expense Subordinated Convertible Debt must be unsecured.”

(d)          Amendment to Section 6(b). Section 6(b) of the Convertible Note is hereby amended and restated in its entirety as follows:

“(b)          Deliverables.

               (i)           At least ten (10) business days prior issuing any Permitted Additional Subordinated Convertible Debt or Permitted Deferred Expense Subordinated Convertible Debt, Borrower shall deliver, or caused to be delivered, to Lender for its review all convertible promissory notes and other loan documents that Borrower proposes to issue in connection with such Permitted Additional Subordinated Convertible Debt or Permitted Deferred Expense Subordinated Convertible Debt.

              (ii)          Borrower shall deliver, or cause to be delivered, to Lender on the first (1st) business day of each month, copies of Borrower’s most recent bank statements showing Borrower’s cash balance of as the last day of the period covered by such statement.

              (iii)         Following satisfaction of the Financing Condition (as defined in Section 14 of the Development and Supply Agreement between the Parties), Borrower shall deliver, or cause to be delivered, to Lender: (i) within ninety (90) days after the end of each fiscal year of the Borrower, annual consolidated financial statements of the Borrower and its subsidiaries and (ii) within forty-five (45) days after the end of each fiscal quarter of the Borrower, quarterly consolidated financial statements of the Borrower and its subsidiaries.”

(e)          Amendment to Section 12(d). Section 12(d) of the Convertible Note is hereby amended and restated in its entirety as follows:

“(d)          The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by both the Borrower and the Lender.”

2.           End-Effector. Upon Monogram raising aggregate gross proceeds of $700,000 or more from the issuance Permitted Additional Subordinated Convertible Debt or equity, Monogram shall make an immediate payment to Pro-Dex of $150,000 for the initiation of the development of the Monogram End-Effector.

3.           Equity Participation Right.

(a)          Certain Defined Terms.

(i)          “Excluded Securities” means (i) shares of common stock issued upon conversion of any preferred stock; (ii) shares of common stock issued pursuant to Monogram’s acquisition of an unaffiliated entity by merger, purchase of substantially all of the assets or other reorganization; (iii) shares of common stock and/or options to purchase common stock granted as equity compensation to officers, employees, directors, consultants or advisors pursuant to a stock grant, stock option or purchase plan or other employee stock incentive program approved by Monogram’s board of directors, provided that the aggregate amount of common stock covered by this subpart (iii) shall not exceed ten percent (10%) of the number of shares of common stock then outstanding; (iv) common stock issued in connection with a Qualified IPO; (v) shares of common stock or preferred stock issuable upon the conversion of any convertible debt that is outstanding as of the Effective Date; or (vi) shares of common stock issued by way of dividends, stock splits, or other distributions on outstanding shares of common stock.

(ii)         “New Securities” means any capital stock (or rights to acquire capital stock, including, without limitation, warrants, options and convertible debt) of Monogram other than Excluded Securities.

(iii)        “Qualified IPO” means the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Monogram to the public in which the aggregate gross proceeds raised by Monogram equal or exceed $30,000,000.

(b)          Right. If Monogram proposes to offer or sell any New Securities, Monogram shall first offer an amount equal to ten percent (10%) of the New Securities to Pro-Dex pursuant to the following terms and procedures:

(i)          Monogram shall, prior to selling or otherwise issuing any New Securities, give written notice (the “Offer Notice”) to Pro-Dex, stating (i) Monogram’s bona fide intention to offer and sell such New Securities, (ii) the number of such New Securities to be offered and sold, and (iii) the price and terms upon which it proposes to offer and sell such New Securities.

(ii)         By notification to Monogram within thirty (30) days after the Offer Notice is received by Pro-Dex, Pro-Dex may elect to acquire, at the price and on the terms specified in the Offer Notice, up to ten percent (10%) of the New Securities ultimately sold or otherwise issued by Monogram.

(iii)        If Monogram does not consummate its sale of New Securities within ninety (90) days after the Offer Notice is received by Pro-Dex, or if Monogram offers the New Securities at a price less than, or otherwise on terms more favorable to any offeree than, those specified in the Offer Notice, then Pro-Dex’s rights under this Section 3(b) shall be deemed to be revived and no such New Securities shall be sold or otherwise issued by Monogram unless first reoffered to Pro-Dex in accordance with this Section 3(b).

(c)          Termination. Pro-Dex’s rights under Section 3(b) shall continue in full force and effect until the consummation of a Qualified IPO.

4.           Conditions Precedent. Pro-Dex shall not be bound by this Agreement unless and until Monogram has delivered Pro-Dex evidence that the permitted indebtedness covenant of all Permitted Existing Subordinated Convertible Debt has been modified to permit the full amount of indebtedness permitted under Section 6(a)(vi) of the Convertible Note (after giving effect to the amendment thereto set forth in Section 1(c) of this Agreement).

5.           Miscellaneous.

(a)          Assignment. This Agreement shall not be assigned by either Party without the written consent of the other Party; provided, however, that Monogram must, and Pro-Dex may, assign this Agreement in connection with any acquisition of all of the equity or all or substantially all of the assets of the applicable Party.

(b)          Entire Agreement. This Agreement, together with the Convertible Note (as amended by this Agreement), constitute the entire agreement among the Parties concerning the subject matter hereof and supersede all prior agreements between the Parties concerning such subject matter. No waiver of any provision in this Agreement shall be enforceable unless in writing and signed by the Party against which the enforcement of such waiver is sought. The failure or delay of either Party at any time to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by either Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy of any representation or warranty of this Agreement in any one or more instances, shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

(c)          Notices. All notices and other communications made in connection with this Agreement shall be in writing and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by electronic mail, as follows:

If to Pro-Dex:

Pro-Dex, Inc.

Attention: Rick Van Kirk

Address: 2361 McGaw Avenue

Irvine, CA 92614

E-mail: rick.vankirk@pro-dex.com

If to Monogram:

Monogram Orthopaedics Inc.

Attention: Doug Unis

Address: New Lab, 19 Morris Avenue

Brooklyn, NY 11205

E-mail: Unis@monogramorthopaedics.com

(d)          Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party submits to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California. Each Party agrees not to commence any legal proceedings related hereto except in such courts.

(e)          Specific Performance. The Parties agree that immediate and irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason either Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy. The Parties further agree to waive any requirement for the posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

(f)          Amendment. The Parties may amend or modify this Agreement only by a written instrument executed by both of the Parties.

(g)          Attorney’s Fees. Each Party agrees to reimburse the other Party for reasonable costs, fees and expenses (including, without limitation, reasonable attorneys’ and experts’ costs, fees and expenses) incurred by the non-breaching Party in connection with a successful legal action to enforce the terms of this Agreement.

(h)          Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against either Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Headings and captions are used for reference purposes only and should be ignored in the interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(i)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or in .PDF format and the Parties agree that such facsimile or .PDF execution and delivery shall have the same force and effect as delivery of an original document with original signatures.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to Modify Convertible Promissory Note to be executed by their respective duly authorized officers as of the Effective Date.

MONOGRAM

MONOGRAM ORTHOPAEDICS INC.

By:
Name:
Title:

PRO-DEX

PRO-DEX, INC.

By:
Name:
Title: